Exhibit 99.1

News Release

Torchmark Corporation	•	3700 S. Stonebridge Drive	•	McKinney, Texas 75070
Contact: Joyce Lane		972-569-3627		NYSE Symbol: TMK

DRAFT 8 4/17/07    3:30

TORCHMARK CORPORATION REPORTS

FIRST QUARTER 2007 RESULTS

McKinney, TX, April 18, 2007—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2007, net income was $1.37 per share ($135 million) compared with $1.16 per share ($120 million) for the year-ago quarter. Net operating income for the quarter was $1.32 per share ($131 million), a 10% per share increase compared with $1.20 per share ($124 million) for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY:

Net operating income, a non-GAAP financial measure, is the measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It is the sum of the after-tax profit and loss for each of the operating segments. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended March 31,		%	Quarter Ended March 31,		%
	2007	2006	Chg.	2007	2006	Chg.

Insurance underwriting income*	$1.20	$1.09	10	$119.3	$112.8	6
Excess investment income*	.84	.77	9	83.0	79.9	4
Parent company expense	(.02)	(.02)		(1.8)	(2.4)
Income tax	(.69)	(.63)	10	(68.1)	(65.4)	4
Stock option expense, net of tax	(.01)	(.01)		(1.3)	(1.1)

Net operating income	$1.32	$1.20	10	$131.1	$123.8	6

Reconciling items, net of tax:
Gain on sale of agency buildings	.01	—		.6	—
Realized gains (losses):
Investments	.07	(.02)		6.5	(2.1)
Valuation of interest rate swaps	—	(.02)		—	(2.2)
Medicare Part D adjustment	(.03)	(.03)		(3.1)	(2.8)
Tax settlements, net of tax	—	(.01)		.4	(0.5)
Net proceeds (cost) from legal settlements	—	.04		(.2)	4.1

Net income	$1.37	$1.16		$135.2	$120.3

Weighted average diluted shares outstanding (000)	99,026	103,521

*	See definitions in the discussions below and in the Torchmark 2006 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the first quarter 2007 with first quarter 2006:

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a lesser extent, the Company markets and administers variable and fixed annuities.

Life insurance is Torchmark’s primary product line. This segment accounted for 65% of the Company’s insurance underwriting margin for the quarter and 55% of total premium revenue. In addition, the investments supporting the reserves for life policies generate most of the excess investment income that is included in the investment segment.

Health insurance, excluding Medicare Part D, accounted for 30% of Torchmark’s insurance underwriting margin for the quarter and 37% of total premium revenue, reflective of the lower underwriting margin as a percent of premium for health compared with life insurance. Medicare Part D, which was a new product line for 2006 and is discussed below as a separate health product line/distribution channel, accounted for 3% of insurance underwriting margin and 8% of total premium revenue. The Company’s predominant supplemental health products are limited-benefit plans including hospital/surgical, dread disease and accident policies that are marketed to applicants under age 65. The Company also offers Medicare supplements, sold primarily to customers over age 65.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter ended Mar. 31, 2007	Quarter ended Mar. 31, 2006	% Change
Life insurance	$391.5	$380.9	3
Health insurance – excluding Medicare Part D	264.9	258.3	3
Health - Medicare Part D	54.7	39.1	40
Annuity	5.1	5.7	(12)

Total	$716.1	$684.0	5

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes. Insurance underwriting results are summarized in the following table:

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Mar. 31, 2007	% of Premium	Quarter Ended Mar. 31, 2006	% of Premium	% Chg.
Insurance underwriting margins:
Life	$101.8	26	$98.9	26	3
Health	47.6	18	46.4	18	3
Health – Medicare Part D	5.1	9	3.6	9	42
Annuity	2.6		2.9

	157.1		151.8
Other income	0.9		1.1
Administrative expenses	(38.7)		(40.1)

Insurance underwriting income	$119.3		$112.8		6
Per share	$1.20		$1.09		10

Insurance Results by Distribution Channels

Torchmark distributes life insurance through three major distribution channels: Direct Response, American Income Agency and LNL Agency. UA Independent Agency and UA Branch Office Agency are the leading writers of Torchmark’s health insurance products. Medicare Part D, also a health product, is marketed through both Direct Response and the UA agencies, but is treated as a separate distribution channel in this report.

Total premium, life insurance margins, first-year collected premium and net sales by all distribution channels are shown on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Direct Response was Torchmark’s leading contributor to total premium revenue ($134 million) and second leading contributor to total underwriting margin ($31 million). Life premiums of $123 million were up 5%, and the life underwriting margin of $30 million was up 2%. As a percentage of life premium, its life underwriting margin was 24%, down 1%. Net life sales of $28 million declined 6% from the year-ago quarter. Direct Response’s life business is comprised of two primary sources: the first is from direct mail solicitations produced “in house,” and the second is from insert media which was produced by a third party through 2006 and from which production had declined in recent periods. On January 16, 2007, Torchmark announced that it had acquired the assets of the third party previously providing the media inserts. This acquisition is expected to expand insert media distribution opportunities and reduce per unit acquisition costs in that line. As a result of this acquisition, we expect net sales to grow by 5 to 10% in the second quarter increasing to 20% growth in the second half of 2007.

American Income Agency was Torchmark’s second leading contributor to total premium revenue ($123 million) and leading contributor to total underwriting margin ($38 million). AIL’s life insurance underwriting margin of $32 million was up 4%, and as a percentage of life premium, was 31%, the highest of the major life channels at Torchmark. Life premiums of $106 million grew 7% compared with the year-ago quarter. The number of AIL producing agents grew 7% to 2,405 compared with the year-ago quarter. Net life sales were $21 million for the quarter, up 1%.

LNL Agency, Torchmark’s third leading life distribution unit, had total premiums of $111 million, including $74 million from life insurance which declined 2%. LNL’s total underwriting margin was $27 million, including $19 million from life insurance, unchanged from the year-ago quarter. Net life sales of $9 million were down 22% from the year-ago quarter. However, producing agents grew to 1,436, up 4% during the quarter, reflective of current expected results of the reorganization in process at this agency.

UA Independent Agency was the largest contributor to health premium ($104 million) and health underwriting margin ($18 million); however, health premium declined 6% and underwriting margin declined 11% to $18 million. Health underwriting margin as a percentage of premium fell 1% to 17%. Net health sales of $10 million fell 23%. The largest component of this agency’s in-force premium is for Medicare supplement policies for which new sales have declined over the last several years.

UA Branch Office Agency, the second leading distribution channel in terms of health premium ($97 million), was up 13%, and had health underwriting margin of $14 million, up 11%. Underwriting margin was 14% of premium, unchanged from the year-ago quarter. Net sales grew 24% to $42 million, leading all life and health distribution channels sales for the quarter. This agency continued the successful sales growth of its under-age 65 supplemental health product which continues to be much in demand with consumers losing employer coverage and the growing unavailability or affordability of individual major medical policies. The number of producing agents at UA Branch grew 32% to 3,151 compared with the year-ago quarter.

Medicare Part D Prescription Drug Plan, which began January 1, 2006, is distributed by Direct Response and the UA agencies. First quarter 2007 premium revenue for the 2007 plan year was $55 million compared with $39 million in the year-ago quarter for the 2006 plan year. Premium for the 2007 first quarter differs substantially from the year-ago quarter because in the 2006 plan, Medicare beneficiaries were allowed until mid-May 2006 to enroll, but for the 2007 plan, all enrollments had to be completed by December 31, 2006. At March 31, 2007 the Company had 176 thousand new and renewing members confirmed by Center for Medicare and Medicaid Services for the 2007 plan year. Details of the Company’s plan are at www.uamedicarepartd.com. Medicare Part D underwriting results are summarized in the following chart:

	Quarter Ended March 31, 2007 (dollars in millions)	% of Premium	Quarter Ended March 31, 2006 (dollars in millions)	% of Premium	% Chg.
Premium	$54.7		$39.1		40
Policy obligations	(44.0)	81	(31.2)	80	41
Administrative fees	(4.2)	8	(3.1)	8	33
Net amortization of DAC	(1.4)	3	(1.2)	3	17

Underwriting margin	$5.1	9	$3.6	9	42

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year, but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark elected to defer excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Details of the health segment by distribution channels are on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. Underwriting margin from the annuity segment was $2.6 million, down 9% from the year-ago quarter. Annuities comprised less than 2% of the Company’s insurance underwriting margin for the quarter.

Administrative Expenses were $38.7 million, down 4% from the year-ago quarter, primarily the result of reductions in non-deferred LNL Agency salaries and related employee costs of $1.4 million. These reductions began in May 2006 as part of the LNL Agency reorganization.

INVESTMENTS – comparing the first quarter 2007 with first quarter 2006:

Excess Investment Income

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and net financing costs. Net financing costs are interest on debt including trust preferred securities. Excess investment income per share reflects the effect of Torchmark’s share repurchase program that uses excess cash flow to repurchase Torchmark shares rather than to acquire fixed income investments.

Excess investment income was $83 million, up 4% compared with the year-ago quarter, and up 9% on a per-share basis, as detailed in the following table:

	Quarter Ended March 31,
	2007	2006	%
	(dollars in millions, except per share data)		Change
Net investment income	$162.5	$153.3	6

Required interest:
Interest credited on net policy liabilities	(62.3)	(57.8)	8
Net financing costs:
Interest on debt	(17.2)	(15.9)
Income from interest rate swaps	—	.4

Total net financing costs	(17.2)	(15.5)	11

Total required interest	(79.5)	(73.4)

Excess investment income	$83.0	$79.9	4
Per share	$.84	$.77	9

Net investment income increased 6%, in line with the 6% increase in average invested assets at amortized cost.

Investment Portfolio Composition at March 31, 2007

At March 31, 2007, the market value of Torchmark’s fixed maturity portfolio was $9.2 billion, $205 million higher than amortized cost of $9.0 billion. This net unrealized gain is comprised of $301 million gross unrealized gains, and $96 million gross unrealized losses. At amortized cost, 92.9% of fixed maturities (93.0% at market value) were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 94% of total invested assets, earned an annual effective yield of 7.0% during the first quarter of 2007, down from 7.1% in the year-ago quarter. Acquisitions of fixed maturity investments during the quarter totaled $546 million at cost, with an average annual effective yield of 6.6%, an average life of 27.1 years and average rating of A, compared with an average annual effective yield of 6.1%, average life of 14.8 years and average rating of A in the year-ago quarter.

NON-OPERATING ITEMS – comparing the first quarter 2007 with first quarter 2006:

Realized Capital Gains and Losses

Total net realized capital gains were $6.5 million after taxes compared with net realized losses of $4.3 million in the year-ago quarter which included $2.2 million of losses related to interest rate swaps.

Sale of Agency Buildings

During the quarter, the Company sold seven LNL Agency buildings that resulted in a gain of $587 thousand, net of taxes, as these district offices were moved to rental properties. The disposal of these buildings was part of the reorganization of the LNL Agency began in 2006. As previously announced, LNL Agency buildings were also sold in 2006.

Prior Years Tax Settlement

Torchmark recorded a non-operating tax benefit of $350 thousand (net of taxes) resulting from the conclusion of the IRS’s examination of the 2003 and 2004 tax years.

Net Costs from Legal Settlements

The Company incurred $211 thousand (net of tax) in legal expenses related to a legal settlement that was previously reported.

SHARE REPURCHASE – during the quarter ended March 31, 2007:

Torchmark’s ongoing share repurchase program resulted in the repurchase during the quarter of 2.6 million shares of Torchmark Corporation common stock for a total cost of $167 million ($64.26 average cost per share).

UPDATED EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2007:

Torchmark now projects that for the year ending December 31, 2007, net operating income per share, including the share buy-back program, will range from $5.34 to $5.42.

OTHER FINANCIAL INFORMATION:

Financial Accounting Standard 115 requires the adjustment of fixed maturities available for sale to fair value. Without the FAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair value of these assets due primarily to interest rate fluctuations. Torchmark management and most industry analysts, rating agencies and lenders, prefer to view the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment for two reasons: (1) the period-to-period changes in market value are primarily the result of changes in market interest rates and economic conditions outside the control of management, and (2) about 68% of Torchmark’s fixed maturities support interest-bearing liabilities, primarily the net policy liabilities. GAAP does not permit a corresponding adjustment of the liabilities to market value, which results in an accounting mismatch that can be material to shareholders’ equity. Therefore, management removes the effect of FAS 115 when analyzing balance-sheet based ratios and financial measures.

Management believes that investors can equally benefit from viewing these data. In the tables below are shown several financial ratios and measures excluding FAS 115, as well as the closest corresponding GAAP ratio and measure.

	Non-GAAP Excluding FAS 115 Adj.		FAS 115 Adjustment		GAAP
	at Mar. 31,		at Mar. 31,		at Mar. 31,
	2007	2006	2007	2006	2007	2006
Net income as a return on equity (YTD)	—	—			15.8%	14.5%
Net operating income* as a return on equity (YTD)	15.9%	15.9%

Total assets (in millions)	$14,862	$14,583	$195	$172	$15,057	$14,755
Shareholders’ equity (in millions)	$3,269	$3,113	$127	$112	$3,395	$3,224
Book value per share	$33.63	$30.62	$1.30	$1.10	$34.93	$31.72
Debt to capital ratio	21.1%	23.9%			20.5%	23.3%

*	Net operating income is a non-GAAP number that is defined and reconciled to GAAP Net Income earlier in this release.

	Quarter Ended March 31, (dollars in millions)
	2007	2006
Total revenue	$906.0	$857.0
Net sales
Life	62.4	67.8
Health	58.9	55.0
Health – Part D	17.3	183.8

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at Financial Reports.

Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2006 on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its first quarter 2007 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, April 19, 2007. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports.”

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Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of supplemental health insurance.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com